EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements (File Nos. 33‑61949, 33-52786, 33‑36609 and 33‑23837) of the A.G. Edwards, Inc. 1988 Incentive Stock Plan on Form S‑8 of our report dated April 18, 2001, appearing in and/or incorporated by reference in the Annual Report on Form 10‑K of A.G. Edwards, Inc. for the year ended February 28, 2001.

/s/ Deloitte & Touche LLP
May 25, 2001
St. Louis, Missouri